Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 23, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Luxottica Group S.p.A.’s Annual Report on Form 20-F for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers S.p.A.

Milan, Italy
July 25, 2013